Exhibit 21.1

               DIGITALTHINK, INC. -- SUBSIDIARIES (All 100% Owned)


Subsidiaries of the Registrant      State or Other Jurisdiction of Incorporation
-------------------------------     --------------------------------------------
Arista Knowledge Systems, Inc.      Delaware
DigitalThink UK, Ltd.               United Kingdom
LearningByte International, Inc.    Minnesota
TCT Technical Training Pvt. Ltd.    India
Horn Interactive, Inc.              Ohio